                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*


                                 Pulitzer Inc.
                          ---------------------------
                                (Name of Issuer)

        Common Stock (issuable upon conversion of Class B Common Stock)
        ---------------------------------------------------------------
                         (Title of Class of Securities)

                                   745769109
                                  -----------
                                 (CUSIP Number)

                            Richard A. Palmer, Esq.
                          Fulbright & Jaworski L.L.P.
                                666 Fifth Avenue
                            New York, New York 10103
                                 (212) 318-3000
                                 --------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 March 18, 1999
                             ---------------------
            (Date of Event which Requires Filing of This Statement)


        If the filing person has previously filed a statement on
        Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

        NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
        INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                  SCHEDULE 13D


[ CUSIP NO. 745769109     ]                          [ PAGE 2 OF 49 PAGES     ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Pulitzer Inc. 1999 Voting Trust

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             13,573,126
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              0
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,573,126
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      60.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 3 OF 49 PAGES     ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Emily Rauh Pulitzer, James V. Maloney and William Bush, as Trustees of the Trust created by Joseph Pulitzer, Jr. under Indenture of Trust, dated
      June 12, 1974, as amended on October 20, 1992 (Trust A)

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             10,560
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              0
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          10,560
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      10,560

-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      less than .1%

-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 4 OF 49 PAGES     ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Emily Rauh Pulitzer, James V. Maloney and William Bush, as Trustees of the Trust created by Joseph Pulitzer, Jr. under Indenture of Trust, dated June 12, 1974, as amended on October 20, 1992 (Trust B)

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             5,929,733
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              675,259
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          10,560,110
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,929,733

-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      26.2%

-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 5 OF 49 PAGES     ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Emily Rauh Pulitzer, as Trustee of the Pulitzer Family Trust

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             330,260
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              37,641
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          10,560,110
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      330,260
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.5%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 6 of 49 pages     ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Emily Rauh Pulitzer, Voting Trustee, Individually and as Trustee of various Trusts
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             13,573,126
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              754,014
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          10,570,670
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,573,126
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      60.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 7 of 49 pages     ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael E. Pulitzer, Voting Trustee and as Trustee of various Trusts and a Foundation

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             13,573,126
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              712,900
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          10,597,890
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,573,126
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      60.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 8 of 49 pages     ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ronald H. Ridgway, Voting Trustee

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             13,573,126
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              0
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,573,126
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      60.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 9 of 49 pages    ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert C. Woodworth, Voting Trustee

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             13,573,126
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              0
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,573,126
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      60.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 10 of 49 pages    ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Cole C. Campbell, Voting Trustee

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             13,573,126
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              0
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,573,126
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      60.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 11 of 49 pages    ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David E. Moore, Voting Trustee, Individually and as Trustee of various Trusts and Foundations

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            1,695
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             13,573,126
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              1,364,131
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          10,560,110
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      13,574,821
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      63.2%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 12 of 49 pages    ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      David E. Moore, Trustee of David E. Moore Grantor Retained Annuity Trust, dated February 5, 1998

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             651,231
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              651,231
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      651,231

-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.9%

-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 13 of 49 pages    ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      The Ceil and Michael E. Pulitzer Foundation, Inc.

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             37,780
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              37,780
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      37,780
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      .2%

-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

-------------------------------------------------------------------------------

                                  SCHEDULE


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 14 of 49 pages    ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael E. Pulitzer, as Trustee U/A, dated March 22, 1982, F/B/O Michael
      E. Pulitzer

-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             3,391,683
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              712,900
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          10,560,110
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,391,683
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      15.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 15 of 49 pages    ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Richard A. Palmer, as Trustee U/A, dated August 16, 1983,
      F/B/O Michael E. Pulitzer
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             46,170
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              46,170
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      46,170

-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      .2%

-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                  SCHEDULE 13D


[ CUSIP NO. 745769 10 9   ]                          [ PAGE 16 of 49 pages    ]

-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William Bush and Richard A. Palmer, as Trustees U/I,
      dated November 3, 1987, F/B/O Bianca Pulitzer
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]

-------------------------------------------------------------------------------
 3    SEC USE ONLY



-------------------------------------------------------------------------------
 4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e)                                                 [ ]

-------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

-------------------------------------------------------------------------------
                     7    SOLE VOTING POWER
     NUMBER OF            0
      SHARES        -----------------------------------------------------------
   BENEFICIALLY      8    SHARED VOTING POWER
     OWNED BY             9,132
       EACH         -----------------------------------------------------------
     REPORTING       9    SOLE DISPOSITIVE POWER
      PERSON              9,132
       WITH         -----------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,132

-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [ ]


-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      less than .1%

-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00

-------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 17 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and James V. Maloney, as Trustees of the Bianca Pulitzer 1998 Family Trust U/I, dated February 9, 1998
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 4,187
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  4,187
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,187
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 18 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I, dated
          November 3, 1987, F/B/O Elinor Pulitzer
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 8,427
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  8,427
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,427
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 19 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I, dated
          November 3, 1987 F/B/O, Elkhanah Pulitzer
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 9,132
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  9,132
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,132
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 20 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and James V. Maloney, as Trustees of the Elkhanah Pulitzer 1998 Family Trust U/I, dated February 9, 1998
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 4,187
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  4,187
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,187
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 21 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I, dated November
          3, 1987, F/B/O Joseph Pulitzer V
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 8,427
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  8,427
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,427
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 22 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I, dated
          January 14, 1988, F/B/O Theodosia Cochrane Pulitzer
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 6,094
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  6,094
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,094
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 23 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I, dated
          January 14, 1988, F/B/O Michael E. Pulitzer III
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 6,094
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  6,094
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,094
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 24 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I, dated January
          14, 1988, F/B/O Philip Sherwood Pulitzer
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 6,094
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  6,094
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,094
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

[CUSIP NO. 745769 10 9]                                [Page 25 of 49 pages]

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I,
          dated January 14, 1988, F/B/O Samuel Pulitzer
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 6,369
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  6,369
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,369
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                     --------------------------
 CUSIP NO. 745769 10 9                                 Page 26 of 49 pages
---------------------------------                     --------------------------

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I,
          dated January 14, 1988, F/B/O Sarah G. Pulitzer
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 6,369
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  6,369
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,369
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                     --------------------------
 CUSIP NO. 745769 10 9                                Page 27 of 49 pages
---------------------------------                     --------------------------

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I,
          dated May 4, 1990, F/B/O Shelton Campbell Voges III
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 5,408
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  5,408
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,408
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                     --------------------------
 CUSIP NO. 745769 10 9                                 Page 28 of 49 pages
---------------------------------                     --------------------------

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I, dated
          October 19, 1990, F/B/O Clarissa Reed Dore Golding
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 5,408
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  5,408
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          5,408
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                     --------------------------
 CUSIP NO. 745769 10 9                                 PAGE 29 OF 49 PAGES
---------------------------------                     --------------------------

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I, dated March 12, 1996, F/B/O Harrison Stell Golding
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 1,180
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  1,180
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,180
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

---------------------------------                     --------------------------
 CUSIP NO. 745769 10 9                                 PAGE 30 of 49 pages
---------------------------------                     --------------------------

--------------------------------------------------------------------------------
  1       NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          William Bush and Richard A. Palmer, as Trustees U/I,
          dated October 21, 1993, F/B/O Grayson Carroll Voges
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       SOURCE OF FUNDS (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                      7     SOLE VOTING POWER
   NUMBER OF                0
    SHARES            ----------------------------------------------------------
 BENEFICIALLY         8     SHARED VOTING POWER
   OWNED BY                 2,649
     EACH             ----------------------------------------------------------
   REPORTING          9     SOLE DISPOSITIVE POWER
    PERSON                  2,649
     WITH             ----------------------------------------------------------
                     10     SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,649
--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)                                                [ ]

--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          less than .1%
--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          00
--------------------------------------------------------------------------------

                                 SCHEDULE 13D

-------------------------------                   ----------------------------
CUSIP NO. 745769109                                 PAGE 31 of 49 pages
-------------------------------                   ----------------------------

ITEM 1.  SECURITY AND ISSUER.
         The title of the class of equity securities to which this Schedule relates is Common Stock, $.01 par value per share (the "Common Stock"), of Pulitzer Inc., a Delaware corporation (the"Company"), issuable upon the conversion of the Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), of the Company. The principal executive offices of the Company are located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

ITEM 2.  IDENTITY AND BACKGROUND.

         This Schedule is being filed by a voting trust (the "Voting Trust"), its trustees and parties to the agreement relating thereto (collectively referred to as the "Filing Group"). The members of the Filing Group are filing this Schedule as they may be deemed to be a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as expressly otherwise set forth in this Schedule, each member of the Filing Group disclaims beneficial ownership of the shares of Class B Common Stock beneficially owned by any other member of the Filing Group or any other person.

         This Schedule is also being filed by certain members of the Filing Group who are parties to an agreement which relates to the disposition of shares of the Company's Common Stock and Class B Common Stock. Thus such persons may also be deemed a "group" within the meaning of the Exchange Act although they expressly disclaim beneficial shares owned by any other person.

         The name, residence or business address, present principal occupation or employment, the name, principal place of business and address of any corporation or other organization in which such employment is carried on, and citizenship of each member of the Filing Group is set forth in Appendix I hereto, which Appendix is incorporated herein by reference.

         During the last 5 years, none of the persons listed in Appendix I (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such laws.

         Information with respect to each member of the Filing Group is given solely by such trustee or beneficiary, and no member of the Filing Group has responsibility for the accuracy or completeness of the information supplied by another member.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Pursuant to transactions described more fully in Item 4, each member of the Filing Group received one share of Pulitzer Inc. Common Stock for each share of Pulitzer Publishing Company ("Pulitzer Publishing") Common Stock held and one share of Pulitzer Inc. Class B Common Stock for each share of Pulitzer Publishing Class B Common Stock held.

                                 SCHEDULE 13D

-------------------------------                   ----------------------------
CUSIP NO. 745769109                                 PAGE 32 of 49 pages
-------------------------------                   ----------------------------

ITEM 4.  PURPOSE OF TRANSACTION.

         On March 18, 1999, Pulitzer Publishing completed the spin-off of its newspaper publishing and related new media business assets to the Company. Pulitzer Publishing then distributed all the shares of capital stock of the Company to its shareholders and was subsequently merged with and into Hearst-Argyle Television, Inc. ("Hearst-Argyle"). As a result of the spin-off and merger, former Pulitzer Publishing stockholders received one share of the Company's Common Stock for each share of Pulitzer Publishing Common Stock held and one share of the Company's Class B Common Stock for each share of Pulitzer Publishing Class B Common Stock held. All the members of the Filing Group had deposited their shares of Pulitzer Publishing Class B Common Stock in a voting trust pursuant to a voting trust agreement dated June 19, 1995 (the "1995 Voting Trust Agreement") which was terminated on March 18, 1999. The Filing Group deposited their shares of the Company's Class B Common Stock into a voting trust (the "1999 Voting Trust") pursuant to a voting trust agreement, dated March 18, 1999 (the "1999 Voting Trust Agreement") attached hereto as Exhibit 1.

         In connection with Pulitzer Publishing's request for a private letter ruling from the IRS regarding the spin-off, Marital Trust B U/I Joseph Pulitzer, Jr. dated 6/12/74, as amended 10/20/92 ("Marital Trust B"), Pulitzer Family Trust, Trust dated 3/22/82 FBO Michael E. Pulitzer (the "MEP Trust") and David E. Moore (each a "Signatory" and collectively the "Signatories") entered into a letter agreement, dated October 23, 1998 (the "Agreement"), under which, among other things, the Signatories agreed to certain limitations on his, her or its ability to dispose of shares of the Company (Emily Rauh Pulitzer is a trustee of Marital Trust B and the Pulitzer Family Trust and Michael E. Pulitzer is a trustee of the MEP Trust). The Agreement provides that, for one year following the spin-off and merger, each Signatory may only dispose of the Company's Common Stock and Class B Common Stock in certain limited circumstances. Any sales of the Company's Common Stock must be made simultaneously and proportionately with sales of Series A Common Stock of Hearst-Argyle. Furthermore, each Signatory may not dispose of more than 3.15% of the Company's outstanding Common Stock and Class B Common Stock, unless otherwise agreed in writing by the other Signatories, and the Signatories, collectively may not dispose of more than 9.5% of the Company's outstanding Common Stock and Class B Common Stock. A copy of the Agreement is attached hereto as Exhibit 3.

         In connection with the spin-off, Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (the "5% Holders") entered into an agreement with the Company whereby, subject to the provisions thereof, the 5% Holders may request that the Company register with the Securities and Exchange Commission shares of the Company issued to the 5% Holders in connection with the spin-off (the "Registration Rights Agreement"). A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     (a) As of March 18, 1999, there were issued and outstanding 14,339,284 shares of Class B Common Stock, which are convertible on a one-for-one basis into shares of Common Stock. The Voting Trust may be deemed to be the beneficial owner of 13,573,126 shares of Class B Common Stock, having 89.5% of the combined voting power of the Class B Common Stock and Common Stock. Assuming conversion of all Class B Common Stock into Common Stock, the shares of Class B Common Stock held by the Voting Trust would represent approximately 60.0% of the outstanding shares of Common Stock. Because each of the trustees currently shares voting power with regard to matters other than any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all of its assets, the calling of a special meeting of stockholders and the removal of directors, each trustee may also be deemed to be the beneficial owner of all such Class B Common Stock for purposes of this Amendment. Pursuant to Rule 13d-4 of the Exchange Act, each such trustee disclaims such beneficial ownership of any shares of Class B Common Stock or Common Stock attributable to him solely by reason of his position as trustee.

         Michael E. Pulitzer beneficially owns 13,573,126 shares of Class B Common Stock, which, assuming conversion, constitutes approximately 60.0% of the outstanding shares of Common Stock.

         Emily Rauh Pulitzer beneficially owns 13,573,126 shares of Class B Common Stock which, assuming conversion, constitutes approximately 60.0% of the outstanding shares of Common Stock.

         David E. Moore beneficially owns 13,574,821 shares of Class B Common Stock, which, assuming conversion, constitutes approximately 60.0% of the outstanding shares of Common Stock.

         Marital Trust B beneficially owns 5,929,733 shares of Class B Common Stock, which, assuming conversion, constitutes approximately 26.2% of the outstanding shares of Common Stock.

         Pulitzer Family Trust beneficially owns 330,260 shares of Class B Common Stock, which, assuming conversion, constitutes approximately 1.5% of the outstanding shares of Common Stock.

                                 SCHEDULE 13D

-------------------------------                   ----------------------------
CUSIP NO. 745769109                                 PAGE 33 of 49 pages
-------------------------------                   ----------------------------


         The MEP Trust beneficially owns 3,391,683 shares of Class B Common Stock, which, assuming conversion, constitutes approximately 15.0% of the outstanding shares of Common Stock.

         The Signatories together beneficially own 13,574,821 shares of Class B Common Stock, which, assuming conversion, constitutes approximately 60.0% of the outstanding shares of Common Stock.

         Each of the Signatories disclaims beneficial ownership of any and all shares of Class B Common Stock beneficially owned by any of the other Signatories. However, the Signatories may nevertheless be deemed to constitute a group by reason of their being party to the agreements set forth in Item 4.

     (b) Mr. Pulitzer has the sole power to dispose of or direct the disposition of 712,900 shares of Class B Common Stock held by the MEP Trust. By virtue of the Agreement, Mr. Pulitzer shares with the Signatories Holders the power to dispose of or direct the disposition of (i) 2,678,783 shares held by the MEP Trust, (ii) 5,254,474 shares of Class B Common Stock held by Marital Trust B, (iii) 292,619 shares of Class B Common Stock held by the Pulitzer Family Trust and (iv) 1,695 shares of Common Stock and 2,332,538 shares of Class B Common Stock held by David
         E. Moore directly. Furthermore, Mr. Pulitzer shares the power to dispose of, or direct the disposition of 37,780 shares held in the Ceil and Michael E. Pulitzer Foundation, Inc. (the "Foundation") with Ceil Pulitzer, as trustees.

         Ms. Pulitzer has the sole power to dispose of or to direct the disposition of (i) 675,259 shares held by Marital Trust B, (ii) 37,641 shares held by the Pulitzer Family Trust and (iii) 41,114 shares of Class B Common Stock which she holds directly. By virtue of the Agreement, Ms. Pulitzer shares with the Signatories the power to dispose of or direct the disposition of (i) the 5,254,474 shares held by Marital Trust B, (ii) 2,678,783 shares held by MEP Trust, (iii) 292,619 shares held by the Pulitzer Family Trust and (iv) 1,695 shares of Common Stock and 2,332,538 shares of Class B Common Stock held by David E. Moore directly. Furthermore, Ms. Pulitzer shares the power to dispose of, or to direct the disposition of, 10,560 shares of Class B Common Stock held by Marital Trust A U/I Joseph Pulitzer, Jr. dated 6/12/74, as amended 10/12/92 ("Marital Trust A") with James V. Maloney and William Bush, successor trustees of Marital Trust A.

         Mr. Moore has the sole power to vote or direct the vote of, and to dispose of or direct the disposition of, 1,695 shares of Common Stock he holds directly. Mr. Moore also has the sole power to dispose of or direct the disposition of 712,900 shares of Class B Common Stock which he holds directly. By virtue of the Agreement, Mr. Moore shares with the Signatories the power to dispose of or direct the disposition of,
         (i) 5,254,474 shares held by Marital Trust B, (ii) 292,619 shares held by the Pulitzer Family Trust, (iii) 2,678,783 shares held by the MEP Trust and (iv) 1,695 shares of Common Stock and 2,332,538 shares of Class B Common Stock which he holds directly. Furthermore, Mr. Moore has the sole power to dispose of, or direct the disposition of, 651,231 shares of Class B Common Stock held by the David E. Moore 1998 Grantor Retained Annuity Trust dated February 5, 1998 (the "DEM Trust") of which he is the sole trustee.

     (c) Apart from the receipt of shares of the Company's Common Stock and Class B Common Stock pursuant to transactions described in Item 4, no 5% Holder or other Signatory has engaged in any transaction of shares of any class of Common Stock of the Company during the past 60 days.

     (d) With respect to the shares held by the MEP Trust and the Foundation no person other than the MEP Trust, the Foundation, and the respective trustees and beneficiaries thereof have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class B Common Stock beneficially owned by such trusts (Mr. Pulitzer is also a beneficial owner of the shares held by such trusts).

         With respect to the shares held directly by Emily Rauh Pulitzer, no person other than Ms. Pulitzer has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class B Common Stock beneficially owned by Ms. Pulitzer. With respect to the shares held by Marital Trust A, Marital Trust B and the Pulitzer Family Trust, only such respective trusts and the trustees and beneficiaries thereof have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class B Common Stock beneficially owned by such trusts (Ms. Pulitzer is also a beneficiary of the shares held by such trusts.)

         With respect to the shares held directly by David E. Moore, no person other than Mr. Moore has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class B Common Stock beneficially owned by Mr. Moore. With respect to the shares held by the DEM Trust, no person other than the DEM Trust and the trustees and beneficiaries thereof have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class B Common Stock beneficially owned by such trust (Mr. Moore is also a beneficiary of the shares held by such trust).

     (e) Inapplicable.

                                 SCHEDULE 13D

-------------------------------                   ----------------------------
CUSIP NO. 745769109                                 PAGE 34 of 49 pages
-------------------------------                   ----------------------------

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         All of the members of the Filing Group have entered into an agreement, dated as of March 18, 1999, providing for the creation of the Voting Trust (the "1999 Voting Trust Agreement"), pursuant to which each of such persons has deposited the shares of Class B Common Stock owned by that person into the Voting Trust and has received or will receive from the Voting Trust one or more certificates (each, a "Voting Trust Certificate") evidencing that persons interest in the shares so deposited. The trustees of the Voting Trust generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust; however, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all of its assets, the calling of a special meeting of stockholders and the removal of directors, the trustees may not vote the shares deposited in the Voting Trust, except in accordance with written instructions from the holders of the Voting Trust Certificates. The 1999 Voting Trust Agreement is attached hereto as Exhibit 1.

         In connection with Pulitzer Publishing's request for a private letter ruling from the IRS regarding the spin-off, the Signatories entered into the Agreement, under which, among other things, each Signatory agreed to certain limitations on his, her or its ability to dispose of shares of the Company. In connection with the spin-off, the 5% Holders entered into the Registration Rights Agreement, whereby subject to the provisions thereof, the 5% Holders may request that the Company register with the Securities and Exchange Commission shares of the Company issued to the 5% Holders in connection with the spin-off. Copies of the Agreement and the Registration Rights Agreement are attached hereto as Exhibits 3 and 4.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 1  1999 Voting Trust Agreement

         Exhibit 2  Power of Attorney (Contained in Exhibit 1)

         Exhibit 3 Letter Agreement, dated October 23, 1998, by and among Marital Trust B U/I Joseph Pulitzer Jr. dated 06/12/74, as amended 10/20/92, Pulitzer Family Trust, Trust dated 03/22/82 FBO Michael E. Pulitzer and David E. Moore

         Exhibit 4 Registration Rights Agreement, dated March 18, 1999, by and among Pulitzer Inc., Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore

         -----------------

                                 SCHEDULE 13D

-------------------------------                   ----------------------------
 CUSIP No. 745769 10 9                              Page 35 of 49 pages
-------------------------------                   ----------------------------


                                  SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            Voting Trustees:

                            Voting Trust under Voting Trust Agreement, dated as of March 18, 1999



                            By: /s/ Ronald H. Ridgway
                               ------------------------------------------------
                                       Ronald H. Ridgway,
                                       Voting Trustee


                            Voting Trustees:
                            ---------------


                            /s/ Cole C. Campbell
                            ----------------------------------------------------
                            Cole C. Campbell


                            /s/ Margaret J. Warner
                            ----------------------------------------------------
                            Margaret J. Warner, Attorney in Fact for
                            David E. Moore

                            /s/ Emily Rauh Pulitzer
                            ---------------------------------------------------
                            Emily Rauh Pulitzer


                            /s/ Michael E. Pulitzer
                            ---------------------------------------------------
                            Michael E. Pulitzer


                            /s/ Ronald H. Ridgway
                            ---------------------------------------------------
                            Ronald H. Ridgway


                            /s/ Robert C. Woodworth
                            ---------------------------------------------------
                            Robert C. Woodworth

                                 SCHEDULE 13D

-------------------------------                   -----------------------------
 CUSIP No. 745769 10 9                              Page 36 of 49 pages
-------------------------------                   -----------------------------


                          Depositing Stockholders:


                          Trust created by Joseph Pulitzer, Jr. under Indenture of Trust, dated June 12, 1974, as amended on October 20, 1992 (Trust A)



                          By: /s/ Ronald H. Ridgway
                             --------------------------------------------------
                             Ronald H. Ridgway, Attorney in Fact for
                             Emily Rauh Pulitzer, Trustee



                          By: /s/ Ronald H. Ridgway
                             --------------------------------------------------
                             Ronald H. Ridgway, Attorney in Fact for
                             James V. Maloney, Trustee



                          By: /s/ Ronald H. Ridgway
                             --------------------------------------------------
                             Ronald H. Ridgway, Attorney in Fact for
                             William Bush, Trustee




                          Trust created by Joseph Pulitzer, Jr. under Indenture of Trust, dated June 12, 1974, as amended on October 20, 1992 (Trust B)



                          By: /s/ Ronald H. Ridgway
                             --------------------------------------------------
                             Ronald H. Ridgway, Attorney in Fact for
                             Emily Rauh Pulitzer, Trustee



                          By: /s/ Ronald H. Ridgway
                             --------------------------------------------------
                             Ronald H. Ridgway, Attorney in Fact for
                             James V. Maloney, Trustee



                          By: /s/ Ronald H. Ridgway
                             --------------------------------------------------
                             Ronald H. Ridgway, Attorney in Fact for
                             William Bush, Trustee

                                 SCHEDULE 13D

---------------------------------                ------------------------------
 CUSIP No. 745769 10 9                             Page 37 of 49 pages
---------------------------------                ------------------------------


                                    Pulitzer Family Trust



                                    By: /s/ Ronald H. Ridgway
                                       ----------------------------------------
                                       Ronald H. Ridgway, Attorney in Fact for
                                       Emily Rauh Pulitzer, Trustee



                                    /s/ Ronald H. Ridgway
                                    -------------------------------------------
                                    Ronald H. Ridgway, Attorney in Fact for
                                    David E. Moore


                                    /s/ Ronald H. Ridgway
                                    -------------------------------------------
                                    Ronald H. Ridgway, Attorney in Fact for
                                    Michael E. Pulitzer


                                    By: /s/ Ronald H. Ridgway
                                       ---------------------------------------
                                       Ronald H. Ridgway, Attorney in Fact for
                                       David E. Moore, Trustee



                                    The Ceil and Michael E. Pulitzer
                                    Foundation, Inc.


                                    By: /s/ Ronald H. Ridgway
                                       ----------------------------------------
                                       Ronald H. Ridgway, Attorney in Fact for
                                       Michael E. Pulitzer, Trustee


                                    /s/ Ronald H. Ridgway
                                    --------------------------------------------
                                    Ronald H. Ridgway, Attorney in Fact for
                                    Joseph Pulitzer IV

                                SCHEDULE



[ CUSIP NO. 745769 10 9 ]                              [ PAGE 38 of 49 pages ]



                            Michael E. Pulitzer, as Trustee U/A, dated March 22, 1982, F/B/O Michael E. Pulitzer

                            By: /s/ Ronald H. Ridgway
                                --------------------------------------------
                                Ronald H. Ridgway, Attorney in Fact for
                                Michael E. Pulitzer, Trustee

                            Richard A. Palmer, as Trustee U/A, dated August 16, 1983, F/B/O Michael E. Pulitzer

                            By: /s/ Ronald H. Ridgway
                                --------------------------------------------
                                Ronald H. Ridgway, Attorney in Fact for
                                Richard A. Palmer, Trustee



                            William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Bianca Pulitzer

                            By: /s/ Ronald H. Ridgway
                                --------------------------------------------
                                Ronald H. Ridgway, Attorney in Fact for
                                William Bush, Trustee

                            By: /s/ Ronald H. Ridgway
                                --------------------------------------------
                                Ronald H. Ridgway, Attorney in Fact for
                                Richard A. Palmer, Trustee



                            William Bush and James V. Maloney, as Trustees of the Bianca Pulitzer 1998 Family Trust U/I, dated February 9, 1998

                            By: /s/ Ronald H. Ridgway
                                --------------------------------------------
                                Ronald H. Ridgway, Attorney in Fact for
                                William Bush, Trustee


                            By: /s/ Ronald H. Ridgway
                                --------------------------------------------
                                Ronald H. Ridgway, Attorney in Fact for
                                James V. Maloney, Trustee

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                             [ PAGE 39 of 49 pages ]



                      William Bush and Richard A. Palmer as Trustees U/I, dated November 3, 1987, F/B/O Elinor Pulitzer

                      By:  /s/ Ronald H. Ridgway
                           --------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           William Bush, Trustee

                      By:  /s/ Ronald H. Ridgway
                           --------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           Richard A. Palmer, Trustee



                      William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Elkhanah Pulitzer

                      By:  /s/ Ronald H. Ridgway
                           --------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           William Bush, Trustee

                      By:  /s/ Ronald H. Ridgway
                           --------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           Richard A. Palmer, Trustee


                      William Bush and James V. Maloney, as Trustees of the Elkhanah Pulitzer 1998 Family Trust U/I, dated February 9, 1998

                      By:  /s/ Ronald H. Ridgway
                           --------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           William Bush, Trustee

                      By:  /s/ Ronald H. Ridgway
                           --------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           James V. Maloney, Trustee

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                       [ PAGE 40 of 49 pages ]



                    William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Joseph Pulitzer V

                    By:  /s/ Ronald H. Ridgway
                         ------------------------------------------------
                         Ronald H. Ridgway, Attorney in Fact for
                         William Bush, Trustee

                    By:  /s/ Ronald H. Ridgway
                         ------------------------------------------------
                         Ronald H. Ridgway, Attorney in Fact for
                         Richard A. Palmer, Trustee



                    William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Theodosia Cochrane Pulitzer

                    By:  /s/ Ronald H. Ridgway
                         ------------------------------------------------
                         Ronald H. Ridgway, Attorney in Fact for
                         William Bush, Trustee

                    By:  /s/ Ronald H. Ridgway
                         ------------------------------------------------
                         Ronald H. Ridgway, Attorney in Fact for
                         Richard A. Palmer, Trustee



                    William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Michael E. Pulitzer III

                    By:  /s/ Ronald H. Ridgway
                         ------------------------------------------------
                         Ronald H. Ridgway, Attorney in Fact for
                         William Bush, Trustee

                    By:  /s/ Ronald H. Ridgway
                         ------------------------------------------------
                         Ronald H. Ridgway, Attorney in Fact for
                         Richard A. Palmer, Trustee

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                             [ PAGE 41 of 49 pages ]


                      William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Philip Sherwood Pulitzer

                      By:  /s/ Ronald H. Ridgway
                           ----------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           William Bush, Trustee

                      By:  /s/ Ronald H. Ridgway
                           ----------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           Richard A. Palmer, Trustee

                      William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Samuel Pulitzer

                      By:  /s/ Ronald H. Ridgway
                           ----------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           William Bush, Trustee

                      By:  /s/ Ronald H. Ridgway
                           ----------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           Richard A. Palmer, Trustee

                      William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Sarah G. Pulitzer

                      By:  /s/ Ronald H. Ridgway
                           ----------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           William Bush, Trustee

                      By:  /s/ Ronald H. Ridgway
                           ----------------------------------------------
                           Ronald H. Ridgway, Attorney in Fact for
                           Richard A. Palmer, Trustee

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                         [ PAGE 42 of 49 pages ]



                     William Bush and Richard A. Palmer, as Trustees U/I, dated May 4, 1990, F/B/O Shelton Campbell Voges III

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          William Bush, Trustee

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          Richard A. Palmer, Trustee

                     William Bush and Richard A. Palmer, as Trustees U/I, dated October 19, 1990, F/B/O Clarissa Reed Dore Golding

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          William Bush, Trustee

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          Richard A. Palmer, Trustee


                     William Bush and Richard A. Palmer, as Trustees U/I, dated March 12, 1996, F/B/O Harrison Stell Golding

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          William Bush, Trustee


                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          Richard A. Palmer, Trustee

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                         [ PAGE 43 OF 49 PAGES ]



                     William Bush and Richard A. Palmer, as Trustees U/I, dated May 4, 1990, F/B/O Shelton Campbell Voges III

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          William Bush, Trustee

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          Richard A. Palmer, Trustee

                     William Bush and Richard A. Palmer, as Trustees U/I, dated October 19, 1990, F/B/O Clarissa Reed Dore Golding

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          William Bush, Trustee

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          Richard A. Palmer, Trustee


                     William Bush and Richard A. Palmer, as Trustees U/I, dated March 12, 1996, F/B/O Harrison Stell Golding

                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          William Bush, Trustee


                     By:  /s/ Ronald H. Ridgway
                          ---------------------------------------------
                          Ronald H. Ridgway, Attorney in Fact for
                          Richard A. Palmer, Trustee

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                        [ PAGE 44 OF 49 PAGES ]



                  William Bush and Richard A. Palmer, as Trustees U/I, dated October 21, 1993, F/B/O Grayson Carroll Voges

                  By:  /s/ Ronald. H. Ridgway
                       ------------------------------------------------------
                       Ronald H. Ridgway, Attorney in Fact for
                       William Bush, Trustee

                  By:  /s/ Ronald H. Ridgway
                       ------------------------------------------------------
                       Ronald H. Ridgway, Attorney in Fact for
                       Richard A. Palmer, Trustee

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                         [ PAGE 45 OF 49 PAGES ]



                           APPENDIX I - VOTING TRUST

     The name, residence or business address and present principal occupation or employment, and the name, place of business and address of any corporation or other organization in which such employment is carried on, of each member of the Filing Group, is set forth below. Except as otherwise indicated, the business address of each of such persons is 900 North Tucker Boulevard, St. Louis, Missouri 63101. Each individual listed below is a citizen of the United States.

Name and Residence                           Present Principal
or Business Address                          Occupation or Employment
-------------------                          ------------------------
Michael E. Pulitzer                          Chairman of the Board
                                             President and Chief Executive
                                             Officer of the Company

Ronald H. Ridgway                            Senior Vice President-
                                             Finance of the Company

Cole C. Campbell                             Editor of the St. Louis Post-Dispatch

David E. Moore
8 Bird Lane                                  Retired Journalist
Rye, New York  10580

Emily Rauh Pulitzer
4903 Pershing
St. Louis, MO  63108                         Art Historian


                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                               [ PAGE 46 OF 49 PAGES ]



Name and Residence                           Present Principal
or Business Address                          Occupation or Employment
-------------------                          ------------------------

William Bush and Richard A. Palmer*
as Trustees U/I, dated 10/19/90 F/B/O
Clarissa Reed Dore Golding


                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                              [ PAGE 47 OF 49 PAGES ]


Name and Residence                           Present Principal
or Business Address                          Occupation or Employment
-------------------                          ------------------------

Richard A. Palmer,* Tr. U/A dtd 8/16/83
F/B/O Michael E. Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 11/3/87 F/B/O
Bianca Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 11/3/87 F/B/O
Elinor Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 11/3/87 F/B/O
Elkhanah Pulitzer

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                             [ PAGE 48 OF 49 PAGES ]



Name and Residence                           Present Principal
or Business Address                          Occupation or Employment
-------------------                          ------------------------

William Bush and Richard A. Palmer,*
as Trustees U/I dated 11/3/87 F/B/O
Joseph Pulitzer V

William Bush and Richard A. Palmer,*
as Trustees U/I dated 1/14/88 F/B/O
Theodosia Cochrane Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 1/14/88 F/B/O
Michael E. Pulitzer III

William Bush and Richard A. Palmer,*
as Trustees U/I dated 1/14/88 F/B/O
Philip Sherwood Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 1/14/88 F/B/O
Samuel Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 1/14/88 F/B/O
Sarah G. Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 1/14/88 F/B/O
Shelton Campbell Voges III

William Bush and Richard A. Palmer,*
as Trustees U/I dated 3/12/96 F/B/O
Harrison Stell Golding

William Bush and Richard A. Palmer,*
as Trustees U/I dated 10/21/93 F/B/O
Grayson Carroll Voges

Emily Rauh Pulitzer, James V. Maloney and
William Bush,** Succ. Tte. U/T Joseph
Pulitzer, Jr.
Dtd 6/12/74, As Amended 10/20/92
Marital Trust A

                                SCHEDULE 13D

[ CUSIP NO. 745769 10 9 ]                             [ PAGE 49 OF 49 PAGES ]



Name and Residence                           Present Principal
or Business Address                          Occupation or Employment
-------------------                          ------------------------

Emily Rauh Pulitzer, James V. Maloney and
William Bush,** Succ. Tte. U/T Joseph
Pulitzer, Jr.
Dtd 6/12/74, As Amended 10/20/92
Marital Trust B

Emily Rauh Pulitzer,** as Trustee of the
Pulitzer Family Trust

David E. Moore,** Tr. David E. Moore 1998
Grantor Annuity Trust dtd 2/5/98

Michael E. Pulitzer,** Tr U/A dtd 3/22/82
F/B/O Michael E. Pulitzer

The Ceil and Michael E. Pulitzer**
Foundation, Inc.
900 North Tucker Boulevard
St. Louis, MO  63101
